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                                 EXHIBIT 11.01

                               NASHUA CORPORATION
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE


(In thousands, except per share data)
                                                                                   Year Ended December 31,
                                                                         ------------------------------------------
                                                                           1994            1993              1992
                                                                         ---------       --------          --------
Income from continuing operations before
  cumulative effect of accounting principle changes                      $ 4,442         $  2,516          $10,434
                                                                         -------         --------          -------
Loss from discontinued operations                                         (2,295)         (21,685)          (5,126)
                                                                         -------         --------          -------
Cumulative effect on prior years of
  changes in accounting principles for
    Postretirement health care and
      other benefits                                                           -                -           (9,367)
    Income taxes                                                               -                -             (764)
                                                                         -------         --------          -------
Net income (loss)                                                        $ 2,147         $(19,169)         $(4,823)
                                                                         =======         ========          =======
Shares:

  Weighted average common shares
    outstanding during the period                                          6,343            6,312            6,298

  Common equivalent shares                                                    17               31               27
                                                                         -------         --------          -------
                                                                           6,360            6,343            6,325
Earnings per common share(1):

Income from continuing operations before
  cumulative effect of accounting principle changes                      $   .70         $    .40          $  1.65
                                                                         -------         --------          -------
Loss from discontinued operations                                           (.36)           (3.42)            (.81)
                                                                         -------         --------          -------
Cumulative effect on prior years of
  changes in accounting principles for
    Postretirement health care and
      other benefits(2)                                                        -               -             (1.48)
    Income taxes(2)                                                            -               -              (.12)
                                                                         -------         --------          -------

Net income (loss)                                                        $   .34         $  (3.02)         $  (.76)
                                                                         =======         ========          =======


(1) The computation of earnings per common share on a fully diluted basis results in no change to the earnings per common share amounts indicated above.

(2) Amounts are computed based on the average common and common equivalent shares outstanding in January 1992 of 6,318 (6,284 common shares and 34 common equivalent shares).

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